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                                  EXHIBIT 8.2

                 FORM OF STATE TAX OPINION OF BDO SEIDMAN, LLP
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BDO            BDO Seidman, LLP                  900 Seafirst Financial Center
               Accountants and Consultants       601 West Riverside Avenue
                                                 Spokane, Washington 99201-0611
                                                 Telephone: (509) 747-8095
                                                 Fax: (509) 747-0415


Board of Directors                                      April 17, 1997
FirstBank Corp.
First Bank Northwest
920 Main Street
Lewiston, Idaho 83501

     Re: Certain Idaho/Washington Consequences Relating to Proposed Holding Company Conversion of FirstBank Northwest and
          Subsequent Conversion to a Washington-chartered Savings
          Bank

Gentlemen:

In accordance with your request, set forth herein, is the opinion of this firm relating to certain Idaho and Washington income tax consequences of the proposed conversion of FirstBank Northwest (the "Savings Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Converted Savings Bank") (the "Stock Conversion"); (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Savings Bank by a parent holding company formed at the direction of the Board of Directors of the Savings Bank and to be known as FirstBank Corp. (the "Holding Company"); and thereafter, (iii) the conversion of the Converted Savings Bank to a Washington-chartered savings bank to be known as FirstBank Northwest (the "Converted Bank") (the "Bank Conversion").

You have previously received the opinion of Breyer & Aguggia regarding the federal income tax consequences of the Stock Conversion, the Holding Company formation and the Bank Conversion to the Savings Bank, the Converted Savings Bank, the Holding Company and the deposit account holders of the Savings Bank under the Internal Revenue Code of 1986, as amended (the "Code"). The federal opinion concludes, inter alia, that the
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BDO

Board of Directors                    2                           April 17, 1997


proposed bank conversions qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code.

The State of Idaho will, for income tax purposes, treat the proposed transactions in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes. Based upon the facts and circumstances attendant to the Stock Conversion, the Bank Conversion, the Holding Company formation, and pursuant to applicable provisions of the Internal Revenue Code, it is our opinion that, under the laws of the State of Idaho, no adverse Idaho state income tax consequences will be incurred by the parties to the proposed transactions, including deposit account holders, as a result of the Stock Conversion, the Holding Company formation, and the Bank Conversion.

The State of Washington has no statutory provision for income taxes. Based upon the facts and circumstances attendant to the Stock Conversion, the Bank Conversion, the Holding Company formation and pursuant to applicable provisions of the Internal Revenue Code, it is our opinion that, under the laws of the State of Washington, no Washington state income tax consequences will be incurred by the parties to the proposed transactions, including deposit account holders, as a result of the Stock Conversion, the Holding Company formation and the Bank Conversion.

No opinion is expressed on any matter other than income tax consequences including, but not limited to, any franchise, capital stock or Washington business and occupation taxes which might result from the implementation of the proposed transactions.

We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein.
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BDO


Board of Directors                    3                           April 17, 1997


We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Bank's Application for Conversion on Form AC ("Form AC"), respectively, and the reference to our firm in the Prospectus, which is part of both the Registration Statement and the Form AC, under the headings "THE CONVERSION--Effect of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank-Tax Effects" and LEGAL AND TAX OPINIONS".

Very truly yours,


/s/BDO Seidman, LLP
BDO Seidman, LLP